Exhibit 99.1

Aspen Aerogels, Inc. Reports Third Quarter 2014 Financial Results

NORTHBOROUGH, Mass., November 6, 2014 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen Aerogels”) today announced financial results for its third quarter of 2014, which ended September 30, 2014, and discussed business highlights from the quarter.

Total revenue for the quarter of $25.4 million reflected growth of 16% compared to the third quarter last year. On a GAAP basis, Aspen Aerogels reported a third quarter net loss of $2.4 million compared to a net loss of $12.7 million in the third quarter of 2013. GAAP net loss attributable to common stockholders per share (“GAAP EPS”) for the quarter was $0.10 per share compared to $4,049.41 per share in the third quarter of 2013.

Adjusted EBITDA for the quarter was $1.2 million, compared to $734,000 in the third quarter of 2013. A reconciliation of GAAP to non-GAAP results is provided in the financial schedules that are part of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Third Quarter 2014 Highlights

•	Record gross profit of $5.1 million

•	Record gross margin of 20%

•	Record Adjusted EBITDA of $1.2 million

•	Six consecutive quarters of positive Adjusted EBITDA

•	Positive quarterly cash flow from operations of $1.7 million

“I am pleased that we have posted another strong quarter, achieving several financial records including quarterly gross profit, Adjusted EBITDA and our sixth consecutive quarter of positive Adjusted EBITDA. The health of our business remains strong and I am confident of our outlook for the remainder of the year and for 2015,” said Don Young, President and CEO of Aspen Aerogels.

“The construction of our third manufacturing line in East Providence, RI, remains on schedule, and we expect to have this line operational during the second quarter of 2015. Our second manufacturing plant remains on track to begin operations in 2017, and we have commenced initial engineering and design work for this project. We continue to evaluate potential sites for the plant and have narrowed the list to just a few locations. We will announce the site location upon completion of ongoing strategic negotiations related to raw material supply, government grants and financing,” continued Don Young, President and CEO of Aspen Aerogels.

2014 and 2015 Financial Outlook

Aspen Aerogels updates its 2014 full year outlook as follows:

•	Total revenue is expected to range between $100.0 million and $102.0 million, a slight increase from our prior guidance of between $98.5 million and $101.5 million

•	Adjusted EBITDA is expected to range between $2.4 million and $3.0 million, an increase from our prior guidance of between $1.2 million and $2.0 million

•	GAAP EPS is expected to range between $(5.38) and $(5.43) per share, up from prior guidance of between $(5.45) and $(5.55) per share

Our 2014 outlook assumes depreciation and amortization of between $10.2 million and $10.4 million, stock based compensation of $8.8 million, interest expense of $50.3 million, almost all of which was recognized in the first half of the year, and weighted average shares of common stock outstanding of 12.35 million for the full year, which assumes 23 million shares of common stock outstanding for the fourth quarter of 2014.

Aspen Aerogels issues the following initial 2015 full year outlook:

•	Total revenue is expected to range between $113 million and $117 million

•	Adjusted EBITDA is expected to range between $8.5 million and $10.5 million

•	GAAP EPS is expected to range between $(0.31) and $(0.43) per share

Our 2015 outlook assumes depreciation and amortization of between $12.0 million and $12.5 million, stock based compensation of between $5.4 million and $5.7 million, interest expense of $220,000, and weighted average shares of common stock outstanding of 23 million for the full year. Our 2015 outlook also assumes that our third manufacturing line in East Providence, RI, will be operational at the beginning of the second quarter of 2015 with output ramping at a rate during the remainder of 2015 that ensures that we maintain safe and efficient operations.

Aspen Aerogels may incur charges, realize gains or losses, or experience other events in 2014 and 2015 that could cause actual results to vary from this outlook. In addition, the timing of projects may have a significant impact on quarterly and annual revenue and profitability and can be difficult to predict.

Conference Call Notification

A conference call with Aspen Aerogels management to discuss the third quarter results and business highlights will be webcast at 5:00pm ET on November 6, 2014. During the call, management will respond to questions concerning, but not limited to, Aspen Aerogels’ financial performance, business conditions and industry outlook. Management’s discussion and responses could contain information that has not been previously disclosed. The conference call will be available live as a listen-only webcast and will be hosted at the Investors section of the Aspen Aerogels website, www.aerogel.com. In addition, you may call 877-201-0168 (toll free, U.S. & Canada only), passcode “14748628”, or 647-788-4901, passcode “14748628”, to listen to the live webcast.

Following the live event, an archived version of the webcast will be available on the Aspen Aerogels website for convenient on-demand replay.

A copy of this press release is posted in the Investors section on the Aspen Aerogels website.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (“GAAP”), Aspen Aerogels provides additional financial metrics that are not prepared in accordance with GAAP (“non-GAAP”). These non-GAAP financial measures include Adjusted EBITDA. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of Aspen Aerogels’ core operating performance. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen Aerogels’ annual operating budget, (ii) to allocate resources to enhance the financial performance of our business, and (iii) as a performance measure under our bonus plan.

Management believes that these non-GAAP financial measures reflect Aspen Aerogels’ ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as they exclude expenses and gains not reflective of Aspen Aerogels’ ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating Aspen Aerogels’ operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measures do not replace the presentation of Aspen Aerogels’ GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen Aerogels’ financial results presented in accordance with GAAP. In this press release, Aspen Aerogels has provided a reconciliation of each non-GAAP financial measure used in its financial reporting to the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen Aerogels’ financial statements and publicly-filed reports in their entirety and not rely on any single measure.

About Aspen Aerogels, Inc.

Aspen Aerogels is an energy technology company that designs, develops and manufactures innovative, high-performance aerogel insulation used primarily in large-scale energy infrastructure facilities. Headquartered in Northborough, Mass., Aspen Aerogels manufactures its Cryogel®, Pyrogel® and Spaceloft® products at its facility in East Providence, R.I.

Contact information:

Susan White

508-691-1143

susanwhite@aerogel.com

Special Note Regarding Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen Aerogels’ 2014 and 2015 Financial Outlook. These statements are not historical facts but rather are based on Aspen Aerogels’ current expectations, estimates and projections regarding Aspen Aerogels’ business, operations and other factors relating thereto, including with respect to the 2014 and 2015 Financial Outlook. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen Aerogels’ expectations about revenue, expenses, Adjusted EBITDA and GAAP EPS; beliefs about the continuing increased use of Aspen Aerogels’ products by certain energy companies; beliefs about the general health of Aspen Aerogels’ business; and expectations about when Aspen Aerogels’ third manufacturing line and second plant will become operational. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: any disruption in either of our two production lines or the manufacturing facility in which they are located; any failure to achieve an increase in production capacity that Aspen Aerogels’ growth requires in a timely manner; any failure of demand for Aspen Aerogels’ products; the failure to obtain significant additional capital to pursue Aspen Aerogels’ growth strategy beyond construction of Aspen Aerogels’ third production line; the failure of our products to become widely adopted; the competition Aspen Aerogels faces in its business; the failure to manage Aspen Aerogels’ growth, and the demands that growth places on Aspen Aerogels’ management systems and infrastructure; any failure of Aspen Aerogels’ products to meet applicable specifications and technical and delivery requirements; the general economic conditions and cyclical demands in the markets that Aspen Aerogels serves; any sustained downturn in the energy industry; the economic, operational and political risks associated with sales and expansion of operations in foreign countries; the loss of any direct customer, including contractors and OEMs; compliance with health and safety laws and regulations; shortages of raw materials; the maintenance and development of distribution channels; and the other risk factors discussed under the heading “Risk Factors” contained in our prospectus dated June 12, 2014 and filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on June 16, 2014, as well as any updates to those risk factors filed from time to time in our subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and Aspen Aerogels does not intend to update this information unless required by law.

ASPEN AEROGELS, INC.

Condensed Consolidated Balance Sheets

(Unaudited and amounts in thousands)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$53,651	$1,574
Accounts receivable	20,067	18,762
Inventories	6,349	6,892
Other current assets	1,025	791

Total current assets	81,092	28,019
Property, plant, and equipment, net	65,879	62,023
Other assets	225	191

Total assets	$147,196	$90,233

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Subordinated notes	$—	$17,306
Convertible notes, current portion	—	435
Revolving line of credit	—	1,000
Accounts payable	14,736	7,114
Accrued expenses	4,705	4,814
Deferred revenue	1,440	595
Capital leases, current portion	76	75
Other current liabilities	50	50

Total current liabilities	21,007	31,389
Senior convertible notes	—	28,135
Convertible notes, excluding current portion	—	91,439
Capital leases, excluding current portion	108	165
Other long-term liabilities	1,031	1,071

Total liabilities	22,146	152,199

Total stockholders’ (deficit) equity	125,050	(61,966)

Total liabilities and stockholders’ (deficit) equity	$147,196	$90,233

ASPEN AEROGELS, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Product	$24,589	$20,833	$71,975	$58,804
Research services	848	1,047	2,440	3,059

Total revenue	25,437	21,880	74,415	61,863

Cost of revenue:
Product	19,926	17,769	61,316	53,256
Research services	439	531	1,255	1,457

Gross profit	5,072	3,580	11,844	7,150

Operating expenses:
Research and development	1,258	1,387	4,461	3,801
Selling and marketing	2,213	2,505	7,871	6,984
General and administrative	3,966	4,353	12,894	9,693

Total operating expenses	7,437	8,245	25,226	20,478

Loss from operations	(2,365)	(4,665)	(13,382)	(13,328)

Other income (expense):
Interest expense	(47)	(8,038)	(50,225)	(20,292)
Gain on extinguishment of convertible notes	—	—	—	8,898
Loss on exchange of convertible notes	—	—	—	(5,697)
Costs associated with postponed offering		—		(241)

Total other expense, net	(47)	(8,038)	(50,225)	(17,332)

Net loss	$(2,412)	$(12,703)	$(63,607)	$(30,660)

Net income (loss) attributable to common stockholders:	$(2,412)	$(12,703)	$(63,607)	$2,196

Net income (loss) attributable to common stockholders per share:
Basic	$(0.10)	$(4,049.41)	$(7.26)	$700.03

Diluted	$(0.10)	$(4,049.41)	$(7.26)	$674.10

Weighted-average common shares outstanding:
Basic	22,997,060	3,137	8,762,866	3,137

Diluted	22,997,060	3,137	8,762,866	3,258

Aspen Aerogels, Inc.

Square Foot Operating Metric

We price our product and measure our product shipments in square feet.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(amounts in square feet in thousands)
Product shipments in square feet	9,355	8,815	28,246	25,035

Reconciliation of Non-GAAP Financial Measures

The following tables present a reconciliation of the non-GAAP financial measures included in the Aspen Aerogels, Inc. press release dated November 6, 2014 to the most directly comparable GAAP measure:

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, from time to time, that we do not believe are indicative of our core operating performance, which recently have included loss on disposal of assets, gain or loss on extinguishment or exchange of debt, write-off of costs of postponed financing activities and write-off of construction in progress.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(amounts in thousands)
Net loss	$(2,412)	$(12,703)	$(63,607)	$(30,660)
Interest expense	47	8,038	50,225	20,292
Depreciation and amortization	2,513	2,483	7,692	7,431
Loss on disposal of assets	—	—	15	—
Stock-based compensation	1,054	2,916	7,398	3,921
Gain on extinguishment of convertible notes	—	—	—	(8,898)
Loss on exchange of convertible notes	—	—	—	5,697
Write-off of costs associated with postponed public offering	—	—	—	241

Adjusted EBITDA	$1,202	$734	$1,723	$(1,976)